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                                                                    Exhibit 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Supplemental Nonemployee Stock Option Plan, as amended, 1987 Supplemental Stock Option Plan, as amended, 1988 Nonemployee Director Stock Option Plan, as amended, 1996 Stock Incentive Plan, as amended, and 1987 Employee Stock Participation Plan, as amended, of Maxim Integrated Products, Inc. of our report dated July 30, 1999, with respect to consolidated financial statements of Maxim Integrated Products, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended June 26, 1999 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



                                       /s/ ERNST & YOUNG LLP



San Jose, California
October 5, 1999